Exhibit 5.1

To the Chairman of
Alvotech S.A.S.
9, rue de Bitbourg,
L - 1273 Luxembourg,
Grand Duchy of Luxembourg
(the “Addressee” or “TopCo”)
Luxembourg, April 4, 2022

AO/FOB – 016843-70010-02.36646204v9

Alvotech – Registration Statement

Dear Madam, dear Sir,

We have acted as Luxembourg legal advisers to Alvotech S.A.S., a company existing under the laws of the Grand Duchy of Luxembourg as a société par actions simplifiée, to be converted into a société anonyme in accordance with the Documents (as defined below), with its registered office at 9, rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés à Luxembourg) (the “RCS”) under number B 258884 in connection with the Registration Statement on Form F-4 (the “Registration Statement”) to be filed with the U.S. Securities and Exchange Commission, relating to that certain business combination agreement, dated as of December 7, 2021 by and among Oaktree Acquisition Corp. II (“OACB”), Alvotech Holdings S.A.,a société anonyme existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 9, rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg and registered with the RCS under number B229193 ( “Alvotech”) and TopCo in respect of their business combination (the “Business Combination”) and the following related transasctions:

(i) the issuance of up to 250,180,000 new ordinary shares in TopCo with a nominal value of USD 0.01 per ordinary share (the “Shares”) to the shareholders of OACB and Alvotech in the context of the Mergers (as defined below); and

(ii) the issuance of new ordinary shares (the “Warrant Shares”) upon exercise of the OACB Warrants (as defined hereafter) upon the assignment by OACB and the assumption by TopCo of 10,916,667 OACB Warrants, consisting of warrants of OACB included in the units sold in OACB’s IPO (the “Public OACB Warrants”), and all of the outstanding warrants of OACB purchased in a private placement in connection with OACB’s IPO of units in the context of the Mergers (the “Private OACB Warrants” and, together with the “Public OACB Warrants”, the “OACB Warrants”).

1.	Scope

1.1.	In arriving to the opinions expressed below, we have examined and relied exclusively on the Documents identified in Appendix A hereto.

1.2.

We express no opinion with respect to any laws, rules or regulations other than Luxembourg law. We express no opinion (a) on public international law or on the rules promulgated under any treaty or by any treaty organisation or on any accounting, criminal, data protection or tax laws, rules or regulations of any jurisdiction (including Luxembourg) or (b) with respect to the effect of any laws, rules or regulations other than Luxembourg law even in cases where, under Luxembourg law, a foreign law, rule or regulation should be applied, and we therefore assume that no provisions of any foreign laws, rules or regulations affect, qualify or have any bearing on this Opinion.

1.3.	A reference to a convention, law, rule or regulation in this Opinion is to be construed as a reference to such convention, law, rule or regulation as amended or re-enacted.

2.	Assumptions

For the purpose of this Opinion, we have assumed, and we have not verified independently:

2.1.

that each signature (whether manuscript or electronic) is the genuine signature of the individual concerned and was affixed or inserted by such individual concerned or authorized to be inserted in the relevant document by the individual concerned;

2.2.

the completeness and conformity to originals of all Documents supplied to us as drafts, certified, photostatic, scanned, electronically transmitted copies or other copies of the documents reviewed and the authenticity of the originals of such documents and the conformity to originals of the latest drafts reviewed by us;

2.3.

that there have been no amendments to the Documents in the form delivered to us for the purpose of this Opinion, and there will be none prior to their execution to the extent provided in draft form, which would have a bearing on the present opinion;

2.4.

that there is no other resolution, decision, agreement or undertaking and no other arrangement (whether legally binding or not) which renders any of the Documents or information reviewed or provided to us inaccurate, incomplete or misleading or which affects the conclusions stated in this Opinion and that the Documents reviewed accurately record the whole of the terms agreed between the parties thereto relevant to this Opinion;

2.5.

that the board of directors of TopCo and/or its delegate, as applicable, will adopt one or several resolutions to issue and deliver the Warrant Shares upon an exercise of OACB Warrants, and take all necessary steps and comply with applicable requirements at the time to give full effect to the issuance of Warrant Shares in accordance with the Warrant Agreement and Warrant Assumption Agreement;

2/7

2.6.	that TopCo will at all times have sufficient accounting reserves to allow for the cashless exercise of warrants;

2.7.

that no proceedings have been instituted or injunction granted against TopCo to restrain it from performing any of its obligations under the Documents and/or close the transactions described in the Documents;

2.8.

that all conditions precedent in the Documents for the transactions contemplated are or will be completed prior to the listing of the Shares and Warrant Shares, as applicable, in accordance with the Registration Statement;

2.9.

that the Warrant Agreement (as defined below) was validly executed and the Warrant Assumption Agreement (as defined below) will be executed prior to the issuance of Warrant Shares and, once executed, be legal valid and binding as a matter of applicable law;

2.10.

that all approvals, authorisations, clearances, consents, filings or licenses, orders or registrations required from any governmental, public, regulatory or other agencies, authorities, bodies or other persons outside Luxembourg have been obtained or fulfilled and are and will remain in full force and effect; that all steps outside Luxembourg and requirements outside Luxembourg affecting the legality, validity, binding effect and enforceability of the Documents (and the transactions contemplated therein) and in particular the First Merger have been duly obtained or fulfilled and are and will remain in full force and effect and that all conditions to which the transactions under the Documents are subject have been satisfied or will be satisfied prior to the issuance of the Shares and Warrant Shares;

2.11.

the existence, capacity, power and authority of each of the parties to the Documents (other than TopCo) to enter into the Documents to which it is a party and perform its obligations under those Documents and that each individual purporting to have signed the Documents has in fact signed the Documents and had legal capacity when he or she signed and each individual intended to sign the Documents will in fact sign the Documents and will have legal capacity when he or she signs;

2.12.

that all representations made by TopCo and Alvotech as to matters of fact in the Certificates (as defined below) are correct, complete and up to date at the date of the Certificates and are still correct, complete and up to date as of the date hereof and on the date of issuance of the Shares and the Warrant Shares;

2.13.

that there will be no amendment to the authorised share capital of TopCo or the warrant terms and conditions which would adversely affect the issue of the Warrant Shares and the conclusions stated in this Opinion;

2.14.

that the Shares and the Warrant Shares will not be offered to the public in circumstances where the obligation to publish a prospectus in accordance with Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, as amended, arises;

3/7

2.15.

that the Business Combination and the entry into the Documents and the performance of any rights and obligations under the Documents are in the best corporate interests (intérêt social) of TopCo and Alvotech (as applicable) and (xiii) that the head office (administration centrale), the place of effective management (siege de direction effective), and, for the purposes of the regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast), the center of main interests (centre des intérêts principaux) of TopCo and the Target are located at the place of their registered office (siege statutaire) in Luxembourg.

3.	Opinions

This Opinion is given on the basis that it is governed by and construed in accordance with Luxembourg law only and is subject to the exclusive jurisdiction of the courts of Luxembourg. We express no opinion on accounting, economic, financial, monetary, policy and tax aspects. On the basis of the assumptions set out above and subject to the qualifications set out below and to any factual matters, documents or events not disclosed to us, we are of the opinion that:

3.1.	TopCo is a simplified limited company (société par actions simplifiée) and has been incorporated for an unlimited duration and is validly existing under the laws of Luxembourg.

3.2.

The Shares, if and when issued and paid for in accordance with the Articles (as defined below), the Documents and Luxembourg law, will be validly issued, fully paid up and non-assessable (meaning that the holder of such shares shall not be liable, solely because of his/her/its shareholder status, for additional payments to TopCo or TopCo’s creditors).

3.3.

Upon effectiveness of the Mergers and the Warrant Assumption Agreement, the Warrant Shares to be subscribed and issued in accordance with the terms of the Warrant Agreement and the Warrant Assumption Agreement and the Registration Statement following the exercise of the Warrants (if and when exercised in accordance with their terms under the Warrant Agreements), will be validly issued and fully paid up, and non-assessable (meaning that the holder of such shares shall not be liable, solely because of his/her/its shareholder status, for additional payments to TopCo or TopCo’s creditors).

4.	Qualifications

The opinions expressed in this Opinion are subject to the following qualifications:

4.1.

Luxembourg legal concepts are expressed in English terms and not in their original French terms. The concepts in question may not be identical to the concepts described by the same English terms as they exist in the laws, rules and regulations of other jurisdictions;

4.2.

the opinions set out in this Opinion are subject to all limitations by reason of national or foreign administration, bankruptcy, concordat préventif de la faillite, controlled management, fraudulent conveyance, general settlement with creditors, gestion contrôlée, faillite, insolvency, liquidation, moratorium, receivership, reorganisation, sursis de paiement, suspension of payment, voluntary arrangement with creditors, winding-up or similar orders or proceedings affecting the rights of creditors generally;

4/7

4.3.

deeds (actes) or extracts of deeds (extraits d’actes) and other indications relating to TopCo and/or Alvotech and which, under Luxembourg law, must be published on the RESA (as defined below) (and which mainly concern acts relating to the incorporation, the formation, the functioning, the appointment of managers or directors and the liquidation of the relevant company as well as amendments, if any, to the articles of association) will only be enforceable against third parties after they have been published on the RESA except where TopCo and/or Alvotech (as applicable) proves that such third parties had previous knowledge of the deeds or extracts of deeds. Third parties may rely on deeds or extracts of deeds prior to their publication. For the fifteen days following the publication, the deeds or extracts of deeds will not be enforceable against third parties who prove that it was impossible for them to have had knowledge of the deeds or extracts of deeds within that time.

5.	Reliance

5.1.	This Opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Shares.

5.2.

It may not be used, circulated, quoted, referred to or relied upon for any other purpose without our written consent. We hereby consent to filing of this Opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the U.S. Securities Act of 1933, as amended. This Opinion is strictly limited to the matters stated in it and is given on the date set out on page 1; we have no obligation to update the Opinion or inform of any changes in law following such date.

5.3.

This Opinion is issued by and signed on behalf of Arendt & Medernach SA, admitted to practice in the Grand-Duchy of Luxembourg and registered on list V of the lawyers of the Luxembourg bar association.

Yours faithfully,

By and on behalf of Arendt & Medernach SA

/s/ Alexander Olliges

Alexander Olliges

Partner

5/7

APPENDIX A – DOCUMENTS

1.

A draft copy of the draft warrant assumption agreement between TopCo, OACB, Continental Stock Transfer Trust Company, N.A., Computershare Inc and Computershare Trust Company, N.A. (the “Warrant Assumption Agreement”).

2.	A copy of the warrant agreement between OACB and Continental StockTransfer Trust Company, N.A. dated September 21, 2021 (the “Warrant Agreement”).

3.	A copy of the draft Registration Statement.

4.

A scanned copy of the executed business combination agreement governed by and construed in accordance with the laws of the State of Delaware, United States of America, between (i) TopCo, (ii) Target and (iii) Oaktree Acquisition Corp. II, an exempted company incorporated under the laws of the Cayman Islands, having its registered office at the offices of Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands, registered with Cayman Islands Registrar of Companies under registration number 364940 (“Parent”) dated 7 December 2021 (the “Business Combination Agreement”).

5.	A scanned copy of the consolidated articles of association of TopCo dated February 16, 2022 (the “Articles”).

6.	A scanned copy of the consolidated articles of association of Alvotech dated January 13, 2022.

7.	An extract dated April 1, 2022 and issued in electronic form by the RCS in respect of TopCo.

8.	A certificate of non-registration of a judicial decision (certificat de non-inscription d’une décision judiciaire) dated April 1, 2022 and issued in electronic form by the RCS in respect of TopCo.

9.	An extract dated April 4, 2022 and issued in electronic form by the RCS in respect of Alvotech.

10.	A certificate of non-registration of a judicial decision (certificat de non-inscription d’une décision judiciaire) dated April 4, 2022 and issued in electronic form by the RCS in respect of Alvotech.

11.

Copies of the scanned minutes of the resolutions of the chairman of TopCo dated December 3, 2021 and the draft resolutions to be taken in April 2022 approving, inter alia, (i) the Business Combination Agreement and (ii) the First Merger, (iii) the Redemption, (iv the Conversion, (v) the Second Merger (all collectively referred to as the “Business Combination”).

12.

Copies of the scanned minutes of the resolutions of the board of directors of Alvotech dated December 3, 2021 and the draft resolutions to be taken in April 2022 approving the Business Combination Agreement and the Business Combination (to the extent applicable).

13.

A scanned copy of the common draft terms of cross-border merger relating to the merger by way of absorption of Parent by and into TopCo (the “First Merger”) published on March 29, 2022 on the Recueil électronique des sociétés et associations, the central electronic platform of the Grand Duchy of Luxembourg (“RESA”).

6/7

14.	A copy of the draft minutes of the extraordinary general meeting of the shareholders of TopCo approving, inter alia, the First Merger (the “EGM 1”).

15.

A copy of the common draft terms of merger relating to the merger by way of absorption of Alvotech by and into TopCo published on March 29, 2022 on the RESA (the “Second Merger”, and together with the First Merger, the “Mergers”).

16.

A copy of the draft minutes of the extraordinary general meeting of the shareholders of TopCo approving, inter alia, (i) the redemption and cancellation of the initial shares held by Floki Holdings S.à r.l. in TopCo (the “Redemption”), (ii) the conversion of TopCo from the legal form of a simplified limited company (société par actions simplifiée) into a public limited liability company (société anonyme) (the “Conversion”) and (iii) the Second Merger (the “EGM 2”).

17.	A copy of the draft minutes of the extraordinary general meeting of the shareholders of Alvotech approving, inter alia, the Second Merger.

18.	Copies of the draft confirmation letters to be executed by the chairman of TopCo.

19.	A copy of the draft confirmation letter to be executed by a delegate of the board of directors of Alvotech.

20.	A copy of the draft certificate to be issued by Chairman of TopCo (the “Certificate 1”).

21.

A copy of the draft certificate to be issued by a delegate of the board of directors of Alvotech with respect to certain factual matters (the “Certificate 2” and together with the Certificate 1, the “Certificates”).

22.

A copy of the draft notarial deed of acknowledgement (constat d’augmentation) confirming, inter alia, (i) the effectiveness of the resolutions taken in the EGM 1 and the EGM 2 (the “Deed of Acknowledgement”).

7/7